Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

December 14, 2007

Constellation Energy Partners LLC

111 Market Place

Baltimore, Maryland 21202

Re:	Constellation Energy Partners LLC, Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale (the “Offering”) of up to an aggregate of 2,298,060 common units representing Class B limited liability company interests in the Company (the “Units”) by the selling unitholders (the “Selling Unitholders”) named in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission by the Company on July 6, 2007, as amended by Amendment No. 1 to the Registration Statement on Form S-1 filed on October 12, 2007, Amendment No. 2 to the Registration Statement on Form S-1 filed on October 29, 2007, Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed on November 26, 2007 and Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 on Form S-3 being filed on December 14, 2007 (collectively, the “Registration Statement”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” (the “Discussion”) in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.

Constellation Energy Partners LLC

December 14, 2007

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Andrews Kurth LLP